EXHIBIT 10.4

FORM OF CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT is effective as of the _______th day of _________, 20__ (this “Agreement”), by and between CoreLogic, Inc., a Delaware corporation (the “Company”) and _______________ (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below); and
WHEREAS, this Agreement supersedes and replaces any prior Change in Control Agreement between the Executive and the Company and its predecessors (the “Prior Change in Control Agreement”), and the Executive hereby confirms that he or she is not, and will not in the future become, entitled to any benefits under the Prior Change in Control Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:
1.    Term of Agreement. This Agreement shall commence on the date hereof and shall continue through ____________, 20__ (the “Original Term”); provided, however, that on such date and on each December 31 thereafter, the Original Term of this Agreement shall automatically be extended for one (1) additional year (each, an “Extended Term”) unless, not later than the preceding January 1 either party shall have given notice that such party does not wish to extend the term of this Agreement beyond the Original Term and any Extended Term; and provided, further, that if a Change in Control (as defined in paragraph 3 below) shall have occurred during the Original Term or any Extended Term of this Agreement, the term of this Agreement shall continue for a period of twenty-four (24) calendar months beyond the calendar month in which such Change in Control occurs (the Original Term, each Extended Term, if any, and such twenty-four (24) month period, collectively, the “Term”).
2.    Employment After a Change in Control. If the Executive is in the employ of the Company (which for this purpose shall also include any subsidiary of the Company) on the date of a Change in Control, the Company hereby agrees to continue the Executive in its employ (and/or, in the case of any subsidiary of the Company, the employ of such subsidiary) for the period commencing on the date of the Change in Control and ending on the last day of the Term of this Agreement. During the period of employment described in the foregoing provision of this paragraph 2 (the “Employment Period”), the Executive shall hold such position with the Company (which for this purpose shall also include any subsidiary of the Company) and exercise such authority and perform such executive duties as are commensurate with the Executive’s position, authority, and duties immediately prior to the Change in Control. The Executive agrees that during the Employment Period the Executive shall devote full business time exclusively to the executive duties described herein and perform such duties faithfully and efficiently; provided, however, that nothing in this Agreement shall prevent the Company from terminating the Executive’s employment (whether or not such termination of employment constitutes a Termination, but subject to the Company’s obligations pursuant to paragraphs 5 and 6 below) or prevent the Executive from voluntarily resigning from employment upon sixty (60) days written notice to the Company under circumstances which do not constitute a Termination (as defined below in paragraph 5).
3.    Change in Control. For purposes of this Agreement, a “Change in Control” means the happening of any of the following after the date hereof:
(a)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization.
(b)    The sale, transfer, or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.
(c)    A change in the composition of the Board of Directors of the Company (the “Board”) occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are directors of the Company immediately following the consummation of the transactions contemplated by the Separation and Distribution Agreement by and between the Company and the First American Financial Corporation dated June 1, 2010 (“Separation Agreement”). “Incumbent Directors” shall also include directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
(d)    Any transaction as a result of which any person or group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power of the Company’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary of the Company; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities increases to thirty percent (30%) or more as a result of the acquisition of voting securities of the Company by the Company which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person that acquires directly from the Company securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company’s then outstanding voting securities.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
For the avoidance of doubt, the consummation of any or all of the transactions in the Separation Agreement is not considered a Change in Control for purposes of this Agreement and no action taken that is reasonably related to the Separation Agreement and/or the establishment of the Company as an independent publicly traded company will be considered Good Reason (as defined below) for purposes of this Agreement.
4.    Compensation During the Employment Period. During the Employment Period, the Executive shall be compensated as follows:
(a)    The Executive shall receive an annual salary which is not less than his or her annual salary immediately prior to the Employment Period and shall be eligible to receive an increase in annual salary which is not materially less favorable to the Executive than increases in salary granted by the Company for executives with comparable duties;
(b)    The Executive shall be eligible to participate in short-term and long-term cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities which are not materially less favorable to the Executive than the greater of: (i) the opportunities provided by the Company for executives with comparable duties; and (ii) the opportunities provided to the Executive under all such plans in which the Executive was participating prior to the Employment Period;
(c)    The Executive shall be eligible to participate in stock option, performance awards, restricted stock, and other equity-based incentive compensation plans on a basis not materially less favorable to the Executive than that applicable: (i) to the Executive immediately prior to the Employment Period; or (ii) to other executives of the Company with comparable duties; and
(d)    The Executive shall be eligible to receive employee benefits (including, but not limited to, tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage, and death benefits) which are not materially less favorable to the Executive than: (i) the employee benefits provided by the Company to executives with comparable duties; or (ii) the employee benefits to which the Executive would be entitled under the Company’s employee benefit plans as in effect immediately prior to the Employment Period.

5.    Termination. For purposes of this Agreement, the term “Termination” shall mean: (a) termination of the employment of the Executive during the Employment Period by the Company for any reason other than death, Disability (as defined below), or Cause (as defined below); or (b) termination of the employment of the Executive during the Employment Period by the Executive for Good Reason (as defined below).
Notwithstanding anything in this Agreement to the contrary, if: (a) the Executive’s employment is terminated within six (6) months prior to the actual occurrence of a Change in Control for reasons that would constitute a Termination if it had occurred following a Change in Control; (b) the Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or had taken steps reasonably calculated to effect a Change in Control; and (c) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control and such termination shall be treated as a Termination. For purposes of determining the timing of payments and benefits to the Executive under this Agreement as a result of this paragraph, payment shall be made in the month following the month in which occurs the first date that the Change in Control constitutes a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A of the Internal Revenue Code and the regulations thereunder (the “Code”)). As a condition precedent to any payment of amounts or benefits pursuant to this paragraph, the Executive shall execute a general release agreement on substantially the same form attached to the employment agreement between the Executive and the Company within twenty one (21) days after the Change in Control (which shall not contain any non-solicitation, non-competition or other restrictive covenants), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.
The date of the Executive’s Termination under this paragraph 5 shall be the date of the Executive’s “Separation from Service” (as defined under Section 409A of the Code).
For purposes of this Agreement, “Disability” means such physical or mental disability or infirmity of the Executive which, in the opinion of a competent physician, renders the Executive unable to perform properly his or her duties set forth in paragraph 2 of this Agreement, and as a result of which the Executive is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period. For purposes of this paragraph, a competent physician shall be a physician mutually agreed upon by the Executive and the Board. If a mutual agreement cannot be reached, the Executive shall designate a physician and the Board shall designate a physician and these two physicians shall select a third physician who shall be the “competent physician.”
For purposes of this Agreement, the term “Cause” means: (a) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (which for purposes of this paragraph shall also include subsidiaries of the Company) after written notification by the Board; (b) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company, monetarily or otherwise; or (c) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause for purposes of this Agreement, unless (1) the Company has provided written notice to the Executive of the act(s) or circumstance(s) underlying the Company’s basis for terminating the Executive for Cause and (2) the Company has given the Executive thirty (30) days following the date such written notice is received by the Executive in which to reasonably cure such act(s) or circumstance(s) before the Company terminates the Executive for Cause.
For purposes of this Agreement, the term “Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of any of the following circumstances:
(a)    The assignment to the Executive by the Company of duties which, in the reasonable determination of the Executive, are a significant adverse alteration in the nature or status of the Executive’s position, responsibilities, duties, or conditions of employment from those in effect immediately prior to the occurrence of the Change in Control; or any other action by the Company that, in the reasonable determination of the Executive, results in a material diminution in the Executive’s position, authority, duties, or responsibilities from those in effect immediately prior to the occurrence of the Change in Control;
(b)    A reduction in the Executive’s annual base compensation as in effect on the occurrence of the Change in Control;
(c)    The relocation of the Company’s offices at which the Executive is principally employed immediately prior to the Change in Control (the “Principal Location”) to a location more than fifty (50) miles from such location or the Company’s requiring the Executive to be based anywhere other than the Principal Location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control;
(d)    The Company’s failure to pay to the Executive any portion of the Executive’s compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within ten (10) days of the date such compensation is due; or
(e)    The Company’s failure to continue in effect any material compensation or benefit plan or practice in which the Executive is eligible to participate on the occurrence of the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or practice, or the Company’s failure to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control.
6.    Severance Payments and Benefits. Subject to the provisions of paragraph 8 below, the Company shall pay the Executive as soon as practicable following any termination of employment: (1) the Executive’s base salary through and including the date of termination of employment and any bonus amounts which have become payable, to the extent either has not theretofore been paid; (2) accrued and unpaid vacation pay through and including the date of termination of employment; and (3) unreimbursed business expenses through and including the date of termination of employment. In addition, in the event the termination of employment is a Termination, in lieu of the amount otherwise payable under paragraph 4 above and subject to the provisions of paragraph 8 below, the Company shall:
(a)    Pay the Executive a lump-sum payment in cash in the month following the month in which the date of Termination occurs equal to the sum of:
(i)    Unless a greater amount is provided for under the Company’s annual incentive compensation plan, a pro rata portion of the Executive’s target annual cash bonus amount established for the fiscal year in which the date of Termination occurs under the Company’s annual incentive compensation plan, calculated by multiplying such target annual bonus amount by a fraction, the numerator of which is the number of days in the fiscal year in which the date of Termination occurs through and including the date of Termination, and the denominator of which is three hundred sixty-five (365);
(ii)    An amount equal to the product of the Applicable Multiple (as defined below) and the Executive’s annual salary in effect immediately prior to the date of Termination; and
(iii)    An amount equal to the product of the Applicable Multiple and the Executive’s Bonus Amount (as defined below);
(b)     Subject to the Executive’s (i) continued payment of the same percentage of the applicable premiums as the Executive was paying immediately prior to the date of Termination (or, if more favorable to the Executive, the percentage of the premiums the Executive was paying immediately prior to the Change in Control) and (ii) election to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act or any applicable similar state law (“COBRA”), pay or reimburse the Executive for the Executive’s premiums charged to continue medical and dental coverage pursuant to COBRA for the Executive (and, if applicable, the Executive’s dependents), during the [eighteen (18); twenty-four (24); thirty-six (36)] month period commencing with continuation coverage for the month following the month in which the date of Termination occurs, provided, that if the Executive is not eligible to receive, or if the Company is not able to provide, continuation coverage under COBRA for any month during the continuation period, the Company shall pay the Executive a cash payment equal to its portion of the applicable COBRA premiums on an after-tax basis (with such payment to be made in the same month for which the continuation coverage was otherwise to be provided) . Notwithstanding the foregoing provisions of this paragraph, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical and dental benefits from such employer during any month in the [eighteen (18); twenty-four (24); thirty-six (36)] month continuation period provided for by this paragraph, the Company shall have no obligation to pay, reimburse or otherwise provide the Executive with continuation coverage for any such month.
Notwithstanding the provisions of this paragraph 6, with respect to any payments or benefits which constitute a deferral of compensation subject to Section 409A of the Code and provided the Executive is a “Specified Employee” (as defined under Section 409A of the Code) as of the date of Termination, such payments and benefits shall not be paid to the Executive until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within ten (ten) business days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within ten (10) business days, after the date of the Executive’s death).
    As a condition precedent to any Company obligation to the Executive pursuant to sections (a) and (b) of this paragraph 6, the Executive shall, upon or promptly following the date of Termination (and, in all events, within twenty one (21) days of), execute a general release agreement on substantially the same form attached to the employment agreement between the Executive and the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.
For purposes of this Agreement, the term “Applicable Multiple” means [three (3); two (2); one and one half (1.5)].
For purposes of this Agreement, the term “Bonus Amount” means the target annual cash bonus amount established for the fiscal year in which the date of Termination occurs under the Company’s applicable annual incentive compensation plan.
7.    Possible Limitation of Benefits. Notwithstanding anything contained in this Agreement to the contrary, if following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise, including, without limitation, any acceleration of the vesting of outstanding stock options, restricted stock or performance shares (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash payments under this Agreement, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The preceding provisions of this paragraph shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.
8.    Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of state and federal taxes.
9.    Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Santa Ana, California, in accordance with the laws of the State of California or such other location mutually agreeable to the parties, by three (3) arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive and the third shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable, as determined by the Executive in his or her sole discretion, for the Executive to retain legal counsel or incur other costs and expenses in connection with interpretation or enforcement of his or her rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his or her reasonable attorneys’ fees and costs and expenses in connection with interpretation or enforcement of his or her rights (including the enforcement of any arbitration award in court). Payments shall be made to the Executive at the time such fees, costs, and expenses are incurred. If, however, the arbitrators shall determine that, under the circumstances, payment by the Company of all or a part of any such fees and costs and expenses would be unjust, the Executive shall repay such amounts to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.
10.    Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he or she sought such other employment.
11.    Notices. Except as provided in paragraph 2, any notice of termination of the Executive’s employment by the Company or the Executive for any reason shall be upon no less than ten (10) days’ and no greater than thirty (30) days’ advance written notice to the other party. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, to the attention of the Chief Executive Officer of the Company, at its principal executive offices.
12.    Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive’s rights or powers to dispose of his or her property by will or limit any rights or powers which his or her executor or administrator would otherwise have.
13.    Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of California, without application of conflict of laws provisions thereunder.
14.    Amendment. This Agreement may not be amended, modified, waived, or terminated except by mutual agreement of the parties in writing.
15.    Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
16.    Successors to the Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require: (i) any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and (ii) the parent entity of any successor in such business combination to guarantee the performance of such successor hereunder. Failure of the Company to obtain such assumption and agreement (and, if applicable, such guarantee) prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate his or her employment for Good Reason and receive the compensation and benefits provided for in paragraph 6. Unless expressly provided otherwise, the term “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.
17.    Reimbursements and In-Kind Benefits. To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to this Agreement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The in-kind benefits and reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such in-kind benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such in-kind benefits or reimbursements that the Executive receives in any other taxable year.
18.    Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company for any fixed period of time. The Executive’s employment with the Company is terminable at will by the Company or the Executive and each shall have the right to terminate the Executive’s employment with the Company at any time, with or without Cause, subject to: (a) the notice provisions of paragraphs 2, 5, and 11, (b) the Company’s obligation to provide severance payments as required by paragraph 6 and (c) the terms and conditions of any employment agreement between the Company and the Executive. Except as otherwise provided in paragraph 5 of this Agreement, upon a termination of the Executive’s employment prior to the date of a Change in Control, there shall be no further rights under this Agreement.
19.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
20.    Counterparts. This Agreement may be executed in two (2) or more counterparts, any one (1) of which shall be deemed the original without reference to the other.
21.    Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto between the Executive and the Company and its predecessors (including, without limitation, any Prior Change in Control Agreement); provided, for the avoidance of doubt, that this Agreement does not supersede all or any portion (including, without limitation, any provision governing the effect of any change in control) of any benefit plan or compensation plan of the Company or any employment agreement, non-solicitation agreement, agreement governing the disclosure of confidential information or the ownership of developments or other intellectual property or any similar agreement to which the Executive is a party. The Executive hereby confirms that he or she is not, and will not in the future become, entitled to any benefits under any Prior Change in Control Agreement.
22.    Section 409A. This Agreement shall be construed and interpreted to comply with Section 409A of the Code so as to avoid any payment of interest, penalties or taxes thereunder.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

“Executive”

Name:
Title:

CORELOGIC, INC.

Name:
Title: